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THE TOBACCO PRODUCTS GROUP PERFORMANCE BONUS PLAN

                  Mafco Consolidated Group Inc. (the "Company") has adopted the Tobacco Products Group Performance Bonus Plan. Compensation payable under the Tobacco Products Group Performance Bonus Plan is intended to qualify as "performance based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended. Senior executive officers of the Company selected for participation in the Tobacco Products Group Performance Bonus Plan by the Compensation Committee of the Company's Board of Directors will be entitled to participate in the Tobacco Products Group Performance Bonus Plan. The performance goals under the Tobacco Products Group Performance Bonus Plan are established by the Compensation Committee with respect to each calendar year. The performance goals under the Tobacco Products Group Performance Bonus Plan will be based on achievement of earnings before interest, tax, depreciation and amortization ("EBITDA") targets, which may relate to EBITDA of Consolidated Cigar Corporation, EBITDA of Mafco Worldwide Corporation, or EBITDA of the Company's Tobacco Products Group. The payments under the Tobacco Products Group Performance Bonus Plan to any one individual during any calendar year may not exceed $2,000,000.